EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2013, relating to the consolidated financial statements of The Gap, Inc., and subsidiaries, and the effectiveness of The Gap, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Gap, Inc. and subsidiaries for the year ended February 2, 2013.
/s/ Deloitte & Touche LLP
San Francisco, California
June 11, 2013